Exhibit 11

Norland Medical Systems, Inc.
Statement Regarding Computation of Earnings Per Share
(Unaudited)


                                         Three Months Ended
                              ---------------------------------------
                              March 31, 1996           March 31, 1995
                              --------------           --------------

Primary Basis:
Net income                     $     691,256           $      438,312

Weighted average shares
  outstanding                      4,230,192                2,000,000

Stock options                        474,481                  668,000

Weighted average number of
  common and common equivalent
  shares outstanding               4,704,673                2,668,000

Earnings per share             $        0.15           $         0.16


Fully Diluted Basis:
Net income                     $     691,256           $      438,312

Weighted average shares
  outstanding                      4,230,192                2,000,000

Stock options                        484,048                  668,000

Weighted average number of
  common and common equivalent
  shares outstanding               4,714,240                2,668,000

Earnings per share             $        0.15           $         0.16



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